Exhibit 99.1
Endeavour Announces
First Quarter 2010 Financial and Operational Results
Period highlighted by expansion of Cygnus Field
Houston, May 6, 2010 — Endeavour International Corporation (NYSE-Amex: END) (LSE: ENDV) today reported operational and financial results for the first quarter of 2010.
“The quarter was highlighted by successful appraisal drilling in our North Sea Cygnus field that confirmed the discovery as one of the largest ever in the Southern Gas Basin and added reserves that more than replaced expected 2010 production. We also began drilling our first exploratory wells in U.S. gas shale plays as part of our U.S. initiative to balance the longer cycle time activities in the North Sea and increase current production,” said William L. Transier, chairman, chief executive officer and president. “Our excellent operational results were offset by lower production volumes related to unexpected downtime and timing of deliveries that caused weaker financial performance for the quarter.”
Discretionary cash flow for the first quarter of 2010 was $4.1 million compared to $23.4 million in the first quarter of 2009. Net loss, as adjusted, was $7.0 million for the first quarter of 2010 compared to $3.9 million in the same period last year. On a GAAP basis, net loss was $15.2 million for the first quarter of 2010 as compared to $16.9 million in the same quarter in 2009. These GAAP basis amounts for the first quarter of 2010 and 2009 include non-cash charges resulting primarily from mark-to-market accounting for derivatives and asset impairments totaling $8.8 million and $15.6 million, respectively, as outlined on the attached reconciliation schedule.
Highlights for the first quarter are as follows:
Launched strategic alternative review of North Sea assets — Endeavour is in the process of evaluating a full range of options for unlocking the value of its North Sea assets that may include selling specific assets or the entire UK business, entering a joint venture to accelerate North Sea activities or continuing the current operations plan. The decision was announced in response to the continued dislocation between the company’s stock price and the underlying asset value of its United Kingdom assets. The results will be announced once a course of action is selected.
Further extended size of Cygnus gas field in the North Sea with drilling of latest successful appraisal well — Results from the 44-11a appraisal well drilled during the quarter have led to preliminary estimates of reserves and resources that are significantly increased to make the Cygnus field one of the largest gas fields ever discovered in the Southern North Sea. The appraisal well was drilled to a depth of 12,207 feet, encountering a high quality, gas-saturated Leman sand reservoir with a sand thickness of 130 feet gross and 85 feet net. The well flow tested at a rate of 28 million cubic feet of gas per day. The rig then moved south to spud another Cygnus appraisal well, the 44/12a-5, at the end of April 2010.

Participating in six wells as part of a growing U.S. drilling initiative — In early 2010, the company acquired interests in 526,000 gross acres (165,000 net acres) in four resource plays in the Haynesville and Marcellus gas shale plays and frontier plays in Alabama and Montana where the company is one of the first participants. During the first quarter, Endeavour and its partner, Cohort Energy, participated in the drilling of two joint venture wells and four low-working interest third-party-operated horizontal wells in northern Louisiana and East Texas. Completion results for all six wells are expected in the second quarter of 2010.
Completed two financing transactions for $45 million to accelerate U.S. shale initiative — In February, Endeavour successfully closed a $25 million lending facility with the Bank of Scotland PLC and a $20.5 million private placement of common stock sold primarily to existing investors. The proceeds from the transactions are being used primarily to accelerate the company’s 2010 U.S. onshore gas shale drilling program.
Guidance for Year 2010
The table below sets forth estimates for operating statistics for the full year ending December 31, 2010.

Estimated Average Production (A)
Daily Production (BOE per day)	4,500	to	6,000

Differentials (B)
Oil ($/Bbl)	$(5.00)	to	$(6.00)
Gas ($Mcf)	$(0.50)	to	$(0.60)

Gas percentage of Total	55%	to	60%
Lease Operating Expense ($ per barrel)	$8.00	to	$10.00

(A)	Actual results may differ materially from these estimates.

(B)	For purposes of the estimates, assumptions of price differentials are based on location, quality and other factors, excluding the effects of derivative financial instruments. Gas price differentials are stated as premiums (discounts) from Henry Hub pricing, and oil price differentials are stated as premiums (discounts) from West Texas Intermediate pricing.
Earnings Conference Call, Thursday, May 6, 2010 at 9:00 a.m., Central Daylight Time, 3:00 p.m. British Summer Time
Endeavour will host a conference call and web cast to discuss its 2010 first quarter financial and operating results on Thursday, May 6, 2010 at 9 a.m. Central Daylight Time, 3 p.m. British Summer Time. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 8642055. The toll-free numbers are 888-218-8088 in the United States and 0-808-101-1402 in the United Kingdom. Other international callers should dial 913-312-1438 (tolls apply). To listen only to the live audio web cast access Endeavour’s home page at http://www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Daylight Time on May 6 through 12:00 p.m. on May 13 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 8642055.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit http://endeavourcorp.com.
Additional information for investors:
Certain statements and information in this news release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions or divestitures. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements are included in our Annual Report on Form 10-K and updated quarterly in our Form 10-Qs.
For further information:

Endeavour — Investor Relations
Mike Kirksey	+44 (0) 207-451-2381
713-307-8788
Canaccord Adams — UK Broker
Jeffrey Auld	+ 44 (0) 207 050 6500

Pelham Public Relations — UK Media
Philip Dennis	+44 (0) 207 743 6363
Henry Lerwill	+44 (0) 203 178 6242

Endeavour International Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	March 31,	December 31,
	2010	2009

Assets
Current Assets:
Cash and cash equivalents	$31,923	$27,287
Restricted cash	19	2,879
Accounts receivable	10,744	14,800
Prepaid expenses and other current assets	11,863	10,118

Total Current Assets	54,549	55,084

Property and Equipment, Net	305,913	266,587
Goodwill	211,886	211,886
Other Assets	5,725	5,322

Total Assets	$578,073	$538,879

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$26,045	$12,401
Current maturities of debt	79,942	—
Accrued expenses and other	18,180	17,798

Total Current Liabilities	124,167	30,199

Long-Term Debt	170,964	223,385
Deferred Taxes	83,033	80,692
Other Liabilities	75,295	85,412

Total Liabilities	453,459	419,688

Commitments and Contingencies

Series C Convertible Preferred Stock:
Face value (liquidation preference)	46,625	50,000
Net non-cash premiums under fair value accounting on redemption	8,447	9,058

Total Series C Convertible Preferred Stock	55,072	59,058

Stockholders’ Equity:	69,542	60,133

Total Liabilities and Stockholders’ Equity	$578,073	$538,879

Endeavour International Corporation
Condensed Consolidated Statement of Operations
(Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Revenues	$13,721	$16,338

Cost of Operations:
Operating expenses	2,821	6,182
Depreciation, depletion and amortization	5,681	11,324
Impairment of oil and gas properties	7,692	29,402
General and administrative	4,431	3,835

Total Expenses	20,625	50,743

Income (Loss) From Operations	(6,904)	(34,405)

Other Income (Expense):
Derivatives:
Realized gains	232	11,936
Unrealized losses	(1,072)	(1,373)
Interest expense	(5,636)	(3,911)
Interest income and other	3,024	(341)

Total Other Income (Expense)	(3,452)	6,311

Loss Before Income Taxes	(10,356)	(28,094)
Income Tax Expense (Benefit)	4,834	(10,952)

Loss from Continuing Operations	(15,190)	(17,142)

Income from Discontinued Operations	—	279

Net Loss	(15,190)	(16,863)
Preferred Stock Dividends	589	2,669

Net Loss to Common Stockholders	$(15,779)	$(19,532)

Basic and Diluted Net Loss per Common Share:
Continuing operations	$(0.11)	$(0.15)
Discontinued operations	—	—

Total	$(0.11)	$(0.15)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	149,546	129,291

Endeavour International Corporation
Condensed Consolidated Statement of Cash Flows
(Unaudited)
(Amounts in thousands)

	Three Months Ended March 31,
	2010	2009

Cash Flows from Operating Activities:
Net loss	$(15,190)	$(16,863)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	5,681	16,059
Impairment of oil and gas properties	7,692	29,402
Deferred tax expense (benefit)	3,477	(8,423)
Unrealized losses on derivatives	1,072	1,373
Amortization of non-cash compensation	1,153	657
Amortization of loan costs and discount	1,528	1,201
Non-cash interest expense	1,683	1,279
Other	(3,023)	(1,293)
Changes in operating assets and liabilities	5,341	16,347

Net Cash Provided by Operating Activities	9,414	39,739

Cash Flows From Investing Activities:
Capital expenditures	(21,768)	(29,431)
Acquisitions	(29,407)	(1,153)
(Increase) decrease in restricted cash	2,859	(11,814)

Net Cash Used in Investing Activities	(48,316)	(42,398)

Cash Flows From Financing Activities:
Borrowings (repayments) of borrowings	25,000	(10,678)
Proceeds from issuance of common stock	20,011	—
Dividends paid	(550)	(2,656)
Other financing	(923)	(50)

Net Cash Provided by (Used in) Financing Activities	43,538	(13,384)

Net Increase (Decrease) in Cash and Cash Equivalents	4,636	(16,043)
Cash and Cash Equivalents, Beginning of Period	27,287	38,156

Cash and Cash Equivalents, End of Period	$31,923	$22,113

Cash and Cash Equivalents, End of Period:
Continuing operations	$31,923	$12,599
Discontinued operations	—	9,514

Total	$31,923	$22,113

Endeavour International Corporation
Operating Statistics
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Sales volume (1)
Oil and condensate sales (Mbbls):
United Kingdom	113	178
United States	1	1

Continuing operations	114	179
Discontinued operations — Norway	—	224

Total	114	403

Gas sales (MMcf):
United Kingdom	766	1,078
United States	280	51

Continuing operations	1,046	1,129
Discontinued operations — Norway	—	533

Total	1,046	1,662

Oil equivalent sales (MBOE)
United Kingdom	241	358
United States	48	9

Continuing operations	289	367
Discontinued operations — Norway	—	313

Total	289	680

Total BOE per day	3,209	7,551

Physical production volume (BOE per day):
United Kingdom	3,118	4,315
United States	578	90

Continuing operations	3,696	4,405
Discontinued operations — Norway	—	3,365

Total	3,696	7,770

Realized Prices (2)
Oil and condensate price ($ per Bbl):
Before commodity derivatives	$70.24	$41.68
Effect of commodity derivatives	(7.50)	24.50

Realized prices including commodity derivatives	$62.74	$66.18

Gas price ($ per Mcf):
Before commodity derivatives	$5.43	$7.78
Effect of commodity derivatives	1.25	1.25

Realized prices including commodity derivatives	$6.68	$9.03

Equivalent oil price ($ per BOE):
Before commodity derivatives	$47.51	$43.71
Effect of commodity derivatives	1.55	17.56

Realized prices including commodity derivatives	$49.06	$61.27

(1)	We record oil revenues on the sales method, i.e. when delivery has occurred. Actual production may differ based on the timing of tanker liftings. We use the entitlements method to account for sales of gas production.

(2)	The average sales prices reflect both our continuing and discontinued operations and include realized gains and losses for derivative contracts we utilize to manage price risk related to our future cash flows.

Endeavour International Corporation
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(Amounts in thousands)
As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted, Adjusted EBITDA and discretionary cash flow. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Three Months Ended
	March 31,
	2010	2009

Net loss	$(15,190)	$(16,863)

Depreciation, depletion and amortization	5,681	16,059
Impairment of oil and gas properties	7,692	29,402
Deferred tax expense (benefit)	3,477	(8,423)
Unrealized loss on derivatives	1,072	1,373
Other	1,341	1,844

Discretionary Cash Flow (1)	$4,073	$23,392

Net loss to common shareholders	$(15,779)	$(19,532)

Impairment of oil and gas properties (net of tax) (2)	7,692	14,745
Unrealized loss on derivatives (net of tax) (3)	1,174	1,571
Currency impact on deferred taxes	(59)	(705)

Net Income (Loss) as Adjusted	$(6,972)	$(3,921)

Net loss to common shareholders	$(15,779)	$(19,532)

Unrealized loss on derivatives	1,072	1,373
Net interest expense	5,633	3,820
Depreciation, depletion and amortization	5,681	16,059
Impairment of oil and gas properties	7,692	29,402
Income tax expense (benefit)	4,834	(8,385)
Preferred stock dividends	589	2,669

Adjusted EBITDA	$9,722	$25,406

(1)	Discretionary cash flow is equal to cash flow from operating activities before the changes in operating assets and liabilities.

(2)	Net of tax benefits of none and $(14,657), respectively.

(3)	Net of tax expense of $102 and $198, respectively.